Exhibit 99.1

OWENS CORNING WORLD HEADQUARTERS ONE OWENS CORNING PARKWAY TOLEDO, OHIO, USA 43659 419.248.8000

For Immediate Release

Media Contact:	Investor Contact:
Matt Schroder	Thierry Denis
419-248-8987	419-248-5748

Owens Corning Completes Acquisition of

Synthetic Roofing Underlayment Manufacturer

TOLEDO, Ohio – April 21, 2016 – Owens Corning (NYSE: OC) announced today that it has received all regulatory clearances and completed the acquisition of InterWrap, a leading manufacturer of roofing underlayment and packaging materials, for US$450 million.

“It’s an exciting day for our company,” said Brian Chambers, president of Owens Corning’s Roofing and Asphalt business. “This transaction strengthens our capabilities to support the conversion from organic to synthetic underlayments and accelerate our growth in the Roofing Components market. The acquisition also provides new growth opportunities for us given that InterWrap is a leader in lumber and metal packaging.

“The people of InterWrap should be extremely proud of the company they have built,” Chambers added. “We have been impressed with their talent and innovative spirit. In so many ways, they mirror our own employees. We are proud to welcome them to our team.”

InterWrap operates facilities in the United States, Canada, India and China. InterWrap produces synthetic roofing underlayment, including the Titanium® and RhinoRoof® brands, as well as Protective Packaging products including the Duramet™ and WeatherPro® brands. They also manufacture Industrial Fabrics for water management, oil and gas mining, agricultural applications under the RhinoMat® and RhinoSkin® brands, and construction specialty products such as housewraps and facers. InterWrap reported 2015 sales of US$250 million.

About Owens Corning

Owens Corning (NYSE: OC) develops, manufactures and markets insulation, roofing, and fiberglass composites. Global in scope and human in scale, the company’s market-leading businesses use their deep expertise in materials, manufacturing and building science to develop products and systems that save energy and improve comfort in commercial and residential buildings. Through its glass reinforcements business, the company makes thousands of products lighter, stronger and more durable. Ultimately, Owens Corning people and products make the world a better place. Based in Toledo, Ohio, Owens Corning posted 2015 sales of $5.4 billion and employs about 16,000 people in 25 countries. It has been a Fortune 500® company for 61 consecutive years.

Owens Corning Investor Relations News

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from those results projected in the statements. These risks, uncertainties and other factors include, without limitation, issues related to acquisitions and the achievement of expected synergies and cost reductions and/or productivity improvements and factors detailed from time to time in the company’s Securities and Exchange Commission filings. The information in this news release speaks as of April 21, 2016, and is subject to change. The company does not undertake any duty to update or revise forward-looking statements except as required by federal securities laws.

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